As filed with the Securities and Exchange Commission on December 8, 2009
Registration No. 333-154969

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154969
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Peplin, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-0641830
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6475 Christie Avenue
Emeryville, California 94608
(510) 653-9700
(Address of principal executive offices, including zip code)

Peplin, Inc. 2007 Incentive Award Plan
(Full titles of the plans)

George Mahaffey
Chief Executive Officer
Peplin, Inc.
6475 Christie Avenue
Emeryville, California 94608
(510) 653-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Glen Y. Sato, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
          Peplin, Inc. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its 2007 Incentive Award Plan, as amended, previously registered by the Registrant pursuant to Registration Statement on Form S-8 (No. 333-154969), filed with the Securities and Exchange Commission on November 3, 2008 (the “Registration Statement”).
          On November 6, 2009, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger and Reorganization, dated as of September 2, 2009 (the “Merger Agreement”), by and among LEO Pharma A/S (the “Purchaser”), Plant Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”) and the Registrant. Pursuant to the Merger Agreement, upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on November 11, 2009 (the “Effective Time”) Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser (the “Merger”).
          At the Effective Time, outstanding share of Registrant’s Common Stock (other than shares held by Purchaser, Merger Sub, or any Subsidiary of Purchaser or Registrant) was converted into the right to receive an amount in cash equal to US$16.99, without interest, in accordance with the terms and conditions of the Merger Agreement.
          As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 7th day of December, 2009.

Peplin, Inc.
By:	/s/ George Mahaffey
George Mahaffey
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Mahaffey George Mahaffey	Chief Executive Officer (Principal Executive Officer)	December 7, 2009

/s/ David Smith David Smith	Chief Financial Officer (Principal Accounting and Financial Officer)	December 7, 2009

/s/ Gitte P. Aabo Gitte P. Aabo	Director	December 7, 2009

/s/ Lars Olsen Lars Olsen	Director	December 7, 2009